Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of our report dated August 17, 2009, except for the reverse merger discussed in Notes 1, 8, and 13 as to which the date is August 21, 2009, relating to the consolidated financial statements of Midas Medici Group Holdings, Inc. and subsidiaries, formerly Utilipoint International, Inc. and subsidiary, as of and for the years ended December 31, 2008 and 2007, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ REDW LLC
REDW LLC
Albuquerque, New Mexico February 10, 2010